Exhibit 5.1

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-1001
United States of America

T: +1 212 506 2500
F: +1 212 262 1910
mayerbrown.com

September 6, 2019

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Re:                             Canadian Imperial Bank of Commerce

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special U.S. counsel to Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the registration of U.S.$6,000,000,000 aggregate principal amount of senior debt securities of the Bank (the “Notes”), pursuant to a Registration Statement on Form F-3  (as amended, the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on or about the date hereof.  The Notes are to be issued from time to time under the indenture, dated as of September 15, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 6, 2018 (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”), between the Bank and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Certain terms of the Notes will be established by or pursuant to resolutions of the Bank’s Board of Directors (the “Corporate Proceedings”).

In connection with our representation, we have examined the corporate records of the Bank, including its by-laws and other corporate records and documents, and have made such other examinations as we consider necessary to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. Based upon the foregoing, it is our opinion that:

(i) assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, and that the Indenture has been duly authorized, executed and delivered by the Bank under the laws of the Province of Ontario and the federal laws of Canada applicable thereto and is a valid and legally binding obligation of the Bank under the laws of the Province of Ontario and the federal laws of Canada applicable thereto, the Indenture

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

is the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law); provided that we express no opinion with respect to Section 301(b) of the Base Indenture or Section 1601(a) of the Base Indenture (as set forth in Section 2.7 of the First Supplemental Indenture), each of which is governed by the laws of the Province of Ontario and the federal laws of Canada; and

(ii) assuming that the Corporate Proceedings have been completed and that the Notes have been duly authorized, executed and delivered by the Bank under the laws of the Province of Ontario and the federal laws of Canada applicable thereto and are valid and legally binding obligations of the Bank under the laws of the Province of Ontario and the federal laws of Canada applicable thereto, and authenticated by the Trustee in accordance with the terms of the Indenture and paid for by the purchasers thereof, the Notes will constitute valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture (subject, as to enforceability, to applicable bankruptcy,  insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law).

We note that, as of the date of this opinion, a judgment for money in an action based on the Notes in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars, and the date used to determine the rate of conversion of foreign currencies or currency units into United States dollars would depend upon various factors, including which court renders the judgment.

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York, and we express no opinion herein concerning the laws of any other jurisdiction. With respect to all matters of the laws of the Province of Ontario and the federal laws of Canada, we understand that you are relying upon the opinion, dated the date hereof, of Blake, Cassels & Graydon LLP, Canadian counsel for the Bank, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Blake, Cassels & Graydon LLP.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Notes or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.  If a pricing or similar supplement to the prospectus contained in the Registration Statement relating to the offer and sale of any particular Notes is prepared and filed by the Bank with the Commission on a future date and the supplement contains a reference to this firm and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and to all references to this firm in such supplement:

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 6, 2019, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed on September 6, 2019.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP